Exhibit 5.1

[LETTERHEAD OF MCGUIREWOODS LLP]

July 15, 2011

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Bank of America Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the registration by the Corporation of an indeterminate amount of its senior and subordinated debt securities (the “Notes”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Notes are to be issued under the terms of (a) the Amended and Restated Senior Indenture dated July 1, 2001 between the Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Senior Indenture”) or (b) the Amended and Restated Subordinated Indenture dated July 1, 2001 between the Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as applicable, and are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

As such counsel to the Corporation, we have examined and are familiar with such originals, photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and its subsidiaries and of public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. As to certain factual matters relevant to this opinion, we have relied

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upon certificates or other comparable documents of public officials, certain representations of the Corporation and statements and certifications of officers or other appropriate representatives of the Corporation and its subsidiaries.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that when the terms of the Notes have been duly authorized and established by the Corporation, the trustee under the applicable Indenture has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated July 15, 2011 (the “Master Senior Note”) or on Schedule 1 to the Master Registered Global Subordinated Note, dated July 15, 2011 (the “Master Subordinated Note”), as applicable, identifying the Notes as supplemental obligations thereunder in accordance with the instructions of the Corporation, and the Notes have been delivered against payment of the consideration therefor as contemplated by the Prospectus and the pricing supplement or other supplement thereto relating to the Notes, all in accordance with (i) the terms of the Senior Indenture or the Subordinated Indenture, as applicable, and (ii) the applicable underwriting or distribution agreement, the Notes will constitute legal, valid and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any Note: (i) the Board of Directors or a duly authorized committee appointed thereby shall have duly authorized the issuance and sale of such Note and duly established the terms of such Note and such terms shall have been established by action taken pursuant to the authority of the Board of Directors or such committee and such authorization shall not have been modified or rescinded; (ii) the Corporation shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Indentures and the Notes have been duly authorized, completed, executed and delivered by, and are each valid, binding and enforceable agreements or obligations, as applicable, of each party thereto (other than as expressly covered above in respect of the Corporation); (v) there shall not have occurred any change in law affecting the validity or enforceability of such Note and (vi) the trustee’s certificate of authentication of the Master Senior Note or the Master Subordinated Note, as applicable, has been manually signed by one of the trustee’s authorized officers. We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Corporation with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

July 15, 2011

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we express no opinion as to the applicability of the laws of any other jurisdiction or as of any other date.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In addition, if a supplement to the Prospectus relating to the offer and sale of any particular Note or Notes is prepared and filed by the Corporation with the Commission on a future date, and the supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to such reference to us and our opinion in substantially such form:

“In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the “Corporation”), when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global [Senior] [Subordinated] Note, dated July 15, 2011 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Corporation and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated July 15, 2011, which has been filed as an

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exhibit to the Corporation’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on July 15, 2011.”

In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP